Exhibit 107
CALCULATION OF FILING FEE TABLE
Schedule 14A
(Form Type)

Bowman Consulting Group Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$771,966,702.00(1)(2)	0.0001381	$106,608.60(3)
Fees Previously Paid	—		—
Total Transaction Valuation	$771,966,702.00
Total Fees Due for Filing			$106,608.60
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$106,608.60
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2026, by and among Bowman Consulting Group Ltd. (the “Company”), Prive Parent, Inc. and Prive Merger Sub, Inc.

(1)
Aggregate number of securities to which the transaction applies: As of the close of business on September 22, 2026, the maximum number of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) to which the transaction applies is estimated to be 17,952,714, which consists of: (a) 16,493,820 shares of Company Common Stock; (b) 406,920 shares of Company Common Stock underlying outstanding Company PRSUs (based on the number of shares awarded and not the achievement of performance levels); (c) 834,961 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards; and (d) 217,013 shares of Company Common Stock which are estimated to be purchased by the Company ESPP participants and issued pursuant to the Company ESPP prior to Closing.

(2)
Per unit price or other underlying value of the transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of the close of business on September 22, 2026, the underlying value of the transaction was calculated based on the sum of: (a) the product of (i) 16,493,820 shares of Company Common Stock and (ii) the Per Share Price of $43.00; (b) the product of (i) 406,920 shares of Company Common Stock underlying outstanding Company PRSUs (based on the number of shares awarded and not the achievement of performance levels) and (ii) the Per Share Price of $43.00; (c) the product of (i) 834,961 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards and (ii) the Per Share Price of $43.00; and (d) (i) 217,013 shares of Company Common Stock which are estimated to be purchased by the Company ESPP participants and issued pursuant to the Company ESPP prior to the Closing and (ii) the Per Share Price of $43.00 (such sum, the “Total Consideration”).

(3)	In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.